UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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PG&E Corporation

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March 27, 2018

To:	PG&E Corporation Institutional Investors

Re:	2018 Proxy Statement

Dear PG&E Shareholder:

PG&E Corporation’s and Pacific Gas and Electric Company’s 2018 Joint Proxy Statement was filed with the SEC on March 26, and is available on our website at http://investor.pgecorp.com/financials/annual-reports-and-proxy-statements/default.aspx.

PG&E is committed to corporate governance practices that advance the long-term interests of the companies and our shareholders. This joint proxy statement summarizes these practices, and contains information for your consideration as you contemplate your vote on management’s proposals to (1) re-elect our directors, (2) ratify the independent auditor, and (3) approve the companies’ executive compensation on an advisory basis.

This year, there are two shareholder proposals relating to (1) customer approval of the charitable giving program, and (2) amendments to PG&E Corporation’s proxy access bylaw provisions. The Board of Directors recommends voting “AGAINST” these proposals, and we ask for your support of management’s and the Board’s position for the reasons indicated beginning on page 78 of the proxy statement.

Finally, we recognize the enormous adverse impacts that shareholders have experienced as a result of the October 2017 Northern California wildfires, and we are focused on securing a comprehensive resolution to the wildfire-related issues. We are actively working through appropriate legal, regulatory, and legislative channels alongside the other California utilities and other stakeholders.

Thank you for investing in PG&E Corporation. We appreciate the views published in your governance letters and proxy voting guidelines, and welcome the opportunity to engage with you at any time, including through meetings or calls with members of our executive and Board leadership. Please contact our Corporate Secretary’s office at either CorporateSecretary@pge.com or 415-973-8200 if you have any questions.

Sincerely,

Linda Y.H. Cheng

Vice President, Corporate Governance and

Corporate Secretary